UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 31, 2006
Global Energy Group, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31505	23-3020677

(Commission File Number)	(IRS Employer Identification No.)

5000 Legacy Drive, Ste.470
Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)
(972) 943-6040
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements
Statements in this Current Report on Form 8-K (including the exhibit) that are not purely historical facts, including statements regarding GEG’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, market acceptance of GEG’s products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render GEG’s products obsolete, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause GEG’s actual results to differ from management’s current expectations are contained in GEG’s filings with the Securities and Exchange Commission. GEG undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.
Item 1.01 Entry into a Material Definitive Agreement
Sale of Common Stock
On March 21, 2006, Global Energy Group, Inc. (the “Company”) entered into Purchase Agreements (a copy of a representative example is filed herewith as Exhibit 99.1), with Harold Cole, a distributor of the Company’s products, and his affiliates to which the Company sold an aggregate 4,167,883 shares of its common stock (2,357,143 to Harold Cole, 1,000,000 shares to the Cole Consulting Pension Plan, and 810,740 shares to Cole Partners, L.L.C.) in a private placement pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 506 promulgated under the Act. The sale price of the common stock was $.07 per share, for an aggregate sale price of $291,751.81. Immediately following the transaction, Mr. Cole and his affiliates beneficially own approximately 4.3% of the Company’s outstanding common stock. The Board of Directors determined that the sale price of the common stock represented fair value to the Company because (a) the common stock sold will be restricted and represents a block that is not subject to registration rights, (b) the Company had exhausted other potential funding sources without locating an alternative to the Purchase Agreement that would be more favorable to the Company, and (c) the Company has a current need for additional working capital that could not be funded through the Company’s cash flow or reasonable satisfactory borrowing opportunities. The Company expects to use the proceeds of the Purchase Agreement to pay trade payables, certain expenses of its recent efforts to accelerate the Company’s growth, with any remainder for general working capital purposes.
Purchase Orders
On or about March 10, 2006, the Company received several orders including: 1) a stocking order of approximately $275,000 from its distributor CND, LLC and 2) a stocking order of approximately $1.1 million from its commercial distributor Global Energy Distribution & Lighting, L.L.C. (“GED&L”). The GED&L order calls for approximately $350,000 of product to be delivered immediately. In order to facilitate the demand represented by these orders and additional potential customers/distributors, the Company has given its contract manufacturer (Cherokee Nation Industries, Inc.) an order to build 1,000 units over the next 3 months. Cherokee Nation Industries, Inc. is a subsidiary of the Cherokee Nation which through its subsidiaries possesses voting and dispositive power over approximately 50% of the outstanding common stock and voting control over approximately 67% of the total voting power of our common and preferred stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Mr. Paul Williams was hired on March 13, 2006 to become Chief Operating Officer of the Company. Mr. Williams is a Certified Energy Manager with extensive experience in the engineering and energy sector. He began his career with the international Architectural and Engineering firm of Rosser FABRAP International. Mr. Williams co-founded The Wheatstone Energy Group, Inc., an energy services company, in 1992 and served as their President and CEO since its inception. Following the successful acquisition of Wheatstone Energy by Abrams Industries, Inc. in 2003, Mr. Williams held the position of President and CEO of The Wheatstone Energy Group, L.L.C., a subsidiary of Abrams Industries. He currently sits on the Advisory Board of MCC Energy Advisors, an investment fund specializing in emerging energy services and technologies.
Mr. Williams does not have any relationship or related transactions with the Company that would require disclosure pursuant to Item 401(c) or Item 404(a) of Securities and Exchange Commission Regulation S-B. Mr. Williams and the Company are currently negotiating terms of an employment agreement.
Item 8.01 Other Events
The Company will hold its annual meeting on June 28, 2006, at 8:00 a.m. central standard time at the offices of the Company located at 5000 Legacy Drive, Suite 470, Plano, Texas 75024. the record date for shareholders eligible to participate in the annual meeting will be May 15, 2006.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

99.1	Purchase Agreement, dated March 21, 2006

99.2	Press Release issued by Global Energy Group, Inc., dated March 31, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY GROUP, INC.

/s/ John R. Bailey

John R. Bailey, Chief Financial Officer
Date: April 3, 2006